Exhibit 10.3

FIRST AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT

This FIRST AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT (the “First Amendment”), is entered into effective September 28, 2007, by and between POZEN Inc. (“POZEN” or the “Company”), and John R. Plachetka (the “Grantee”).

RECITALS

WHEREAS, a Restricted Stock Unit Agreement dated as of February 14, 2007, and issued under the POZEN Inc. 2000 Equity Compensation Plan, as amended and restated, was delivered by POZEN to the Grantee (the “Original Agreement”); and

WHEREAS, POZEN and the Grantee desire to amend certain terms of the Original Agreement as set forth below.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.  Any capitalized terms not defined herein shall have the meanings ascribed to such terms in the Original Document.

2.  Section 5(a) of the  Original Agreement is hereby amended and restated in its entirety as follows:

“(a) (i)                      It is intended that the Restricted Units will be distributed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).  On the fifth (5th) business day after the Grantee separates from service with POZEN (as defined under Section 409A), POZEN will issue to the Grantee one share of Common Stock for each whole Restricted Unit credited to the Restricted Unit Account that was vested on the date of Grantee’s separation from service (without regard to any acceleration of vesting provided for in Paragraph 4(b)), subject to satisfaction of the Grantee’s tax withholding obligations as described below, and except as described below.  If applicable, on the ninetieth (90th) day after the Grantee separates from service with POZEN, POZEN will issue to the Grantee one additional share of Common Stock for each whole Restricted Unit that shall have vested pursuant to the acceleration provisions of Paragraph 4(b), provided that Grantee has executed and not revoked the Release and subject to satisfaction of the Grantee’s tax withholding obligations as described below, and except as described below.

(ii)           If a Change of Control (as defined below) occurs before the Grantee has separated from service with POZEN, on the closing date of the Change of Control, subject to and in accordance with Paragraph 6 below and the other provisions of the Plan applicable to a Change of Control, POZEN will issue to the Grantee one share of Common Stock for each whole vested Restricted Unit credited to the Restricted Unit Account, subject to satisfaction of the Grantee’s tax withholding obligations as described below. Any vested amounts representing partial shares shall be paid in cash.

(iii)           Notwithstanding the foregoing provisions of this Section 5, if the Grantee on the date of Grantee’s separation from service is a “specified employee” (as defined under Section 409A and as determined in accordance with the permissible method then in use by POZEN, or, if none, in accordance with the applicable default provisions of Section 409A, relating to “specified employees),” then if and to the extent required in order to avoid the imposition on the Grantee of any tax under Section 409A, the foregoing shares of Common Stock shall not be issued by the Company until the first business day after the date that is six (6) months after the date of Grantee’s separation from service.”

3.  Section 6 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Change of Control.  The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Units; provided, however, that for purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)           if any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii)           upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (B) a sale or other disposition of all or substantially all of the assets of the Company.

In the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan, provided that all payments in settlement of the Restricted Units pursuant to the Plan shall be made on or within 30 days of the occurrence of the Change of Control, notwithstanding anything to the contrary set forth in Section 15(c) of the Plan.”

4.  Section 10 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Assignment and Transfers.  The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Units or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, POZEN may terminate the Restricted Units by notice to the Grantee, and the Restricted Units and all rights hereunder shall thereupon become null and void.  The rights and protections of POZEN hereunder shall extend to any successors or assigns of POZEN and to POZEN’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by POZEN without the Grantee’s consent.”

5.           Except as herein amended, the terms and provisions of the Original Agreement shall remain in full force and effect as originally executed.

6.           This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the choice of law provisions of such laws.

7.           This First Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.

8.            This First Amendment and the Original Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

 [Signature page follows.]

IN WITNESS WHEREOF, POZEN has caused its duly authorized officer to execute this First Amendment to Restricted Stock Unit Agreement, and the Grantee has placed his signature hereon, effective as of the date first written above.

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Sr. Vice President & Chief Financial Officer

GRANTEE:

/s/ John R. Plachetka
John R. Plachetka, Pharm.D.